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                                                                    Exhibit 99.2


Palm to Appeal Ruling on Xerox Case

     SANTA CLARA, Calif., Dec. 21 /PRNewswire/ -- Palm, Inc. (Nasdaq: PALM)
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today announced that it will appeal the decision of the U.S. District Court for the Western District of New York issued Dec. 20. The decision held that Palm's Graffiti(R) handwriting-recognition technology infringes a U.S. patent held by Xerox Corporation.

     "We assert that the Graffiti handwriting technology does not infringe the Xerox patent and that Palm has strong arguments to support its defense," said Eric Benhamou, chairman and chief executive officer of Palm, Inc. "Palm will defend itself vigorously and does not intend for this litigation to affect its business strategy or business model nor that of its licensees."

     This press release represents Palm's full comments on this subject.

About Palm, Inc.

     Palm, Inc. is a pioneer in the field of mobile and wireless Internet solutions and a leading provider of handheld computers, according to IDC (December 2000). Based on the Palm OS(R) platform, Palm's handheld solutions allow people to carry and access their most critical information wherever they go. Palm(TM) handhelds address the needs of individuals, enterprises and educational institutions through thousands of application solutions.

     The Palm OS platform is also the foundation for products from Palm's licensees and strategic partners, such as Acer, Franklin Covey, HandEra (formerly TRG), Handspring, IBM, Kyocera, Samsung, Sony and Symbol Technologies. Platform licensees also include AlphaSmart, Garmin and Nokia. The Palm Economy is a growing global community of industry-leading licensees, world-class OEM customers, and approximately 175,000 innovative developers and solution providers that have registered to develop solutions based on the Palm OS platform. Palm went public on March 2, 2000. Its stock is traded on the Nasdaq national market under the symbol PALM. More information is available at http://www.palm.com.
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Safe Harbor

     This release contains a forward-looking statement about the effect of the Xerox litigation on Palm's and Palm licensees' business strategy and business model. This statement is subject to risks and uncertainties, including that Palm may not be successful in its appeal of the court's ruling, that Xerox might seek from the court an injunction prohibiting the manufacture or sale of products using the Graffiti technology, and that Palm may be required to pay Xerox significant damages or license fees.

     NOTE: Palm OS and Graffiti are registered trademarks and Palm is a trademark of Palm, Inc. Other brands may be trademarks of their respective owners.